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                                                                   Exhibit 10.17

                           MAXUS SEVERANCE AGREEMENT


             This Severance Agreement is made and entered into between Maxus Energy Corporation ("Maxus") and Roberto Luis Monti ("Executive"), effective for all purposes as of August 3, 1995.

             WHEREAS, as an additional inducement to Executive to accept employment with Maxus and to devote his best efforts to the business of Maxus, Maxus is desirous of offering him this severance agreement; and

             WHEREAS, Executive is desirous of accepting employment with Maxus and receiving this severance agreement;

             NOW, THEREFORE, Maxus and Executive hereby agree to the following:

                            SECTION 1 - DEFINITIONS

             Whenever used herein, the following capitalized terms shall have the meanings set forth below, unless expressly provided otherwise.

             (a) BENEFICIARY means the beneficiary designated (and not revoked) by Executive in writing, filed with Maxus in a form acceptable to it, to receive any payment to be made on behalf of Executive after his death pursuant to this Agreement, and if no such designation exists, his surviving spouse or, if none, his estate.

             (b)   BOARD means the Board of Directors of Maxus.

             (c) CAUSE means the termination of Executive's employment with Maxus due to (i) the willful and continued failure for a period of 30 days by Executive to perform substantially all of Executive's duties with Maxus, following a demand by Maxus for substantial performance of his duties, which demand specifies the manner in which Executive has not performed his duties, other than any such failure resulting from Executive's incapacity due to physical or mental illness, or (ii) the willful engaging by Executive in gross misconduct materially and demonstrably injurious to Maxus. For purposes of this definition, an act or failure to act on Executive's part shall not be considered "willful" if done or omitted to be done by Executive in good faith and with reasonable belief that Executive's action or omission was in the best interest of Maxus.

             (d) DISABILITY means a mental or physical disability of Executive, which, in the opinion of Executive's physician, prevents Executive
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                   from performing his regular duties and is expected to be of long continued duration or to result in death.

             (e)   EMPLOYMENT means employment with Maxus.

             (f) SEVERANCE PAYMENT means a payment in cash or by wire transfer of U.S. $3 million, less any other severance payment, if any, due Executive by Maxus.

             (g) TAKEOVER means either (i) any transfer of shares or other corporate restructuring whereby Maxus ceases to be a corporation directly or indirectly controlled by YPF S.A., a corporation organized under the laws of Argentina ("YPF"); or (ii) a "controlled acquisition"of YPF, as defined in
                   Section 7(d) of YPF's by-laws or any successor provision thereto, or a change in the composition of the Class D directors of YPF, at any Stockholders' Meeting or over any period of time encompassing not more than two successive Stockholders' Meetings, so that a majority of the Class D directors are persons who were not proposed as candidates by the Class D directors sitting at the date or dates the new directors comprising such majority were elected.

                        SECTION 2 - PAYMENT OF SEVERANCE

             If Executive's Employment is terminated (i) by either Executive or Maxus because of his Disability or death, or (ii) by Maxus other than for Cause, or (iii) by Executive within six months following a Takeover for any reason (other than to accept employment with YPF), or (iv) by Executive for any reason on or after reaching the age of 65 years, Maxus shall immediately pay to Executive the Severance Payment. If, however, Executive's Employment is terminated by Executive for any other reason, including, without limitation, to accept employment with YPF, no Severance Payment shall be due or payable to Executive under this Agreement.

                        SECTION 3 - NO EMPLOYMENT RIGHTS

             Nothing contained herein shall be construed as a contract of employment between Maxus and Executive, or as granting Executive a continued right of employment or as a limitation on the right of Maxus to discharge Executive at any time, with or without Cause.

                     SECTION 4 - NON-ALIENATION OF BENEFITS

             No right or payment under this Agreement shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge by Executive (or his Beneficiary), and any attempt to anticipate, alienate, sell, assign,





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pledge, encumber or charge the same will be void.  Further, no right or payment hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities or torts of Executive (or his Beneficiary). If Executive (or his Beneficiary) shall become bankrupt or attempt to anticipate, alienate, assign, sell, pledge, encumber or charge any right or payment hereunder, or if any creditor shall attempt to subject the same to a writ of garnishment, attachment, execution, sequestration, or any other form of process or involuntary lien or seizure, then such right or payment shall be held by Maxus for the sole benefit of Executive (or his Beneficiary, as the case may be) in such manner as the Board shall deem proper, free and clear of the claims of any other party whatsoever.

                        SECTION 5 - WITHHOLDING OF TAXES

             Maxus shall deduct from any payment due Executive (or his Beneficiary) hereunder, any taxes which it determines are required by law to be withheld from such payment.

                            SECTION 6 - ARBITRATION

             Any dispute under this Agreement shall be settled by arbitration. Either party by notice in writing to the other may request arbitration and shall specify the nature of the dispute. Within five days thereafter the parties may designate a single arbitrator, or absent such mutual designation, within the next five days each party shall appoint an arbitrator, who in turn shall jointly select a third arbitrator within the next five days. Absent agreement on such third arbitrator, the parties agree to seek the assistance of the American Arbitration Association in this regard. The decision of the single arbitrator or the joint decision of the three arbitrators, which shall also apportion the arbitration expense between the parties, shall be binding and enforceable on the parties in the same manner as a final decision of a court of competent jurisdiction.

             The provisions of the foregoing paragraph shall survive termination of this Agreement.

                             SECTION 7 - AMENDMENT

             No provision of this Agreement may be modified, waived or discharged unless evidenced by written agreement executed by both parties.

                           SECTION 8 - GOVERNING LAW

             The validity, construction, interpretation and effect of this Agreement and all rights of any and all persons having or claiming o have any interest in the Agreement shall be governed by the laws of the State of Texas.





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             IN WITNESS WHEREOF, Maxus and Executive have executed this
Agreement in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, effective for all purposes as of the date first provided above.

                                        MAXUS ENERGY CORPORATION


                                        BY: /s/ W. MARK MILLER
                                            ---------------------------------
                                            Vice President



                                        EXECUTIVE

                                        /s/ ROBERTO LUIS MONTI
                                        ---------------------------------
                                        Roberto Luis Monti





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